UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2005
ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27212 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)
201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)
(949) 450-5400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On October 26, 2005, Endocare, Inc. (“Endocare”) and its wholly-owned subsidiary Timm Medical Technologies, Inc. (“Timm”) entered into a Loan and Security Agreement, Intellectual Property Security Agreement and related documents (collectively, the “Agreement”) with Silicon Valley Bank (the “Bank”). The Agreement refers to Endocare and Timm individually and collectively, and jointly and severally, as “Borrower.”
The Agreement provides that, subject to the terms and conditions of the Agreement:
•	At Endocare’s request, the Bank will make advances to Borrower up to an amount not to exceed the lesser of: (i) $4 million; or (ii) amounts available under the Borrowing Base. The “Borrowing Base” is (a) 80% of Borrower’s eligible accounts receivable, plus (b) the lesser of 30% of the value of Borrower’s eligible inventory or $500,000.

•	Subject to payment of the Default Rate as provided below, amounts outstanding under the Agreement accrue interest at a per annum rate equal to the Loan Margin above the Bank’s “prime rate.” The term “Loan Margin” means, as of any date of determination, either 1.00 percentage point or 1.50 percentage point, depending on the ratio of Borrower’s Quick Assets to current liabilities. The term “Quick Assets” includes unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months.

•	Immediately upon the occurrence and during the continuance of an Event of Default (as defined below), amounts outstanding under the Agreement will bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”).

•	Changes to the interest rate based on changes to the Bank’s “prime rate” will be effective on the effective date of any change to the “prime rate” and to the extent of any such change.

•	Interest is payable monthly on the last calendar day of each month.

•	Borrower will pay to Bank a monthly “Unused Revolving Line Facility Fee” equal to 0.50% per annum multiplied by the amount by which $4 million exceeds the average daily principal balance of the outstanding advances during the immediately preceding month (or part thereof).

•	To secure the payment and performance in full of all obligations under the Agreement, Endocare and Timm grant to the Bank a security interest in substantially all of their personal property, including intellectual property.

•	The revolving line of credit provided in the Agreement terminates on the Maturity Date, when the principal amount of all advances, the unpaid interest thereon, and all other obligations will be immediately due and payable. The term “Maturity Date” means the earliest of (i) the date 364 days following the effective date of the Agreement, or (ii) if the Bank so elects in its good faith business judgment, the occurrence and continuation of any Event of Default.

•	If, prior to the Maturity Date, Borrower terminates the Agreement or the Bank terminates the Agreement due to the occurrence and continuance of an Event of Default, Borrower is required to pay to the Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee of $40,000.

•	Endocare is subject to a financial covenant requiring Endocare to maintain at all times a tangible net worth of at least the sum of (i) $2 million (or, after January 1, 2006, $1 million), plus (ii) 25% of all consideration received after the effective date of the Agreement for issuances of Endocare’s equity securities and the principal amount of subordinated debt of Borrower, plus (iii) 25% of Endocare’s positive consolidated net income in each fiscal quarter ending after the effective date of the Agreement.

•	Borrower is subject to covenants that restrict Borrower’s ability, without the Bank’s prior written consent, to, among other things, dispose of assets, engage in new lines of business, undertake mergers or acquisitions, incur indebtedness, create liens on assets, make investments, pay dividends or repurchase stock.

•	The term “Event of Default” is defined to include, among other things: a payment default; a failure to perform Borrower’s other obligations under the Agreement; a material adverse change in Borrower’s business or the Bank’s security interest or prospect of repayment; insolvency; certain defaults under agreements with third parties; misrepresentations; and unsatisfied judgments against Borrower.

•	While an Event of Default occurs and continues, the Bank may, without notice or demand, declare all obligations immediately due and payable and proceed against the collateral, among other rights and remedies.

•	Endocare and Timm guarantee the performance of each other’s obligations under the Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.
The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
November 1, 2005	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer

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